Exhibit 99.2

Cynthia A. Demers — Corporate and Government Affairs (480) 754 -4090

Stephen D. Blum — Investor Relations (480) 754-5040

The Dial Corporation Announces New Vice President — Innovation

     Scottsdale, Ariz., July 28, 2003 — The Dial Corporation (NYSE: DL) today announced the appointment of Shari Brickin as Vice President — Innovation, with responsibility for Dial’s new product innovation efforts.

     Brickin, 36, has an extensive background in the consumer products industry, having held positions of Co-marketing Director and Group Marketing Manager at The Pillsbury Company, Minneapolis, Minn., and a variety of marketing positions at The Quaker Oats Company, in Chicago, Ill. She joins Dial from The Snapware Corporation, an entrepreneurial house wares company located in Fullerton, Calif., where she was Marketing Vice President.

     “We remain committed to focusing on a strategy of innovation, the engine that drives new product development and gets new products to market quickly,” said Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer. “Shari brings considerable experience to this role, and her leadership will be important as we strengthen our core brands and continue to develop innovative new products to drive the growth of our business.”

(more)

     Brickin holds a Masters of Business Administration degree from the University of Minnesota and a Bachelor of Arts degree from Brown University.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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